News Release

FOR IMMEDIATE RELEASE	JULY 1, 2014

VERSAR, INC. ACQUIRES J.M. WALLER ASSOCIATES Acquisition Expected To Provide Over $30 Million in Annualized Revenue Provides Complementary Capabilities with Strong Facilities Expertise

Offices

Headquarters

Springfield, VA

Inside the U.S.

Aiea, HI

Boise, ID

Chandler, AZ

Charleston, SC

Columbia, MD

Denver, CO

Dulles, VA

El Paso, TX

Germantown, MD

Hampton, VA

Knoxville, TN

Louisville, KY

Plano, TX

Sacramento, CA

San Antonio, TX

Outside the U.S.

Abu Dhabi, UAE

Baghdad, Iraq

Kabul, Afghanistan

Manila, Philippines

Milton Keynes, UK

Misawa Air Base, Japan

Springfield, VA – JULY 1, 2014, – Versar, Inc. (NYSE MKT: VSR) announced today that it has acquired J.M. Waller Associates, Inc., a Service Disabled Veteran Owned Small Business (SDVOSB) with more than $30 million in annual revenues. The acquisition price of $13 million will be satisfied with cash and a seller note. J.M. Waller is expected to be accretive to earnings in year one and adds contracted backlog of over $25 million.

J.M. Waller is headquartered in Fairfax, Virginia, and provides environmental, facilities, professional staffing and logistics consulting services in support of a wide range of government, industry, and commercial clients. Key long-term clients include the U.S. Army Corps of Engineers, U.S. Air Force, U.S. Navy, Environmental Protection Agency, and the General Services Administration.

Tony Otten, CEO of Versar said, “The acquisition of J.M. Waller is a great strategic fit for Versar, and will immediately strengthen not only our environmental services and professional services businesses, but also our engineering and construction management services. Our cultures are similar and J.M. Waller’s technical capabilities strongly complement those of Versar. In particular, the addition of J.M. Waller’s facilities expertise and customer base will allow us to expand our reach in terms of clients, technical capabilities and geography.”

VERSAR, INC., headquartered in Springfield, Virginia, is a publicly-traded global project management company providing sustainable value-oriented solutions to government and commercial clients in the construction management, environmental services, munitions response, and professional services market areas.

VERSAR operates a number of web sites, including the corporate web sites, www.versar.com, www.versarpps.com.

This news release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 28, 2013, as updated from time to time in the Company’s periodic filings. The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

Contact:	David Gray	John Nesbett or Jennifer Belodeau
	Director of Financial Reporting	Institutional Marketing Services (IMS)
	Versar, Inc.	(203) 972-9200
	(703) 642-6888	jnesbett@institutionalms.com
dgray@versar.com

For more information, please contact Investor Relations at: 6850 Versar Center Springfield, VA 22151 703.642.6706 Fax: 703.642.6825 www.versar.com